January 8, 1998
Denver, Colorado


                           FOR IMMEDIATE RELEASE
                           ---------------------

                    Prima Energy Corporation Announces
                     Agreement to Terminate Long Term
               Natural Gas Supply Contract for $3.85 Million

     Prima Energy Corporation ("Prima"), a Denver based independent oil and gas company, today announced it has reached an agreement to terminate a long term natural gas supply contract with its cogeneration customer located in Brush, Colorado. Closing of the transaction, which is subject to execution of mutually acceptable closing documents, is targeted for January 31, 1998. The agreement provides for Prima to receive $3,850,000 at closing and for Prima to continue to supply the natural gas required by the cogeneration facility through October 31, 1998. The price for gas delivered from January 1, 1998 through March 31, 1998 is $2.72 per MMBtu. The price for natural gas deliveries from April 1998 through October 1998 is tied to a spot price related index. The parties have committed to negotiating a new fuel supply agreement for the period from November 1, 1998 to October 31, 2005.

     The contract settlement income of $3,850,000 before income taxes and approximately $2,500,000 after income taxes, or approximately $.42 per share, will be reported in the first quarter of 1998, subject to closing of the transaction.

     Prima began deliveries of natural gas to the cogeneration facility in 1990 under a fifteen year contract which was to expire in 2005. Over the past three years, Prima's deliveries under the contract have averaged 1,200,000 MMBtu per year. The initial base price of $2.15 per MMBtu in 1990 has escalated annually at the higher of 3% or a sharing of the indexed energy payment rate received by the operator of the facility, to a current price of $2.72 per MMBtu. Prima dedicated a substantial portion of its natural gas reserves in the Wattenberg Field in northeast Colorado to this contract, which will be released upon termination of the contract. Over the last three years, Prima's gross margin from supplying natural gas under this contract has averaged approximately $700,000 per year. Early termination of the contract enables Prima to monetize the value of the contract and have the funds available to invest in new opportunities.


NASDAQ Symbol:   PENG

Contacts:    Richard H. Lewis, President
             John H. Carpenter, Vice President of Marketing
             Sandra J. Irlando, Vice President of Accounting